SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[ X ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[   ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             COASTAL FINANCIAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          COASTAL FINANCIAL CORPORATION

                                December 12, 1997



Dear Shareholder:

         You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Coastal Financial Corporation to be held at the Myrtle Beach Martinique, 7100 N. Ocean Boulevard, Myrtle Beach, South Carolina, on Monday, January 26, 1998, at 2:00 p.m., Eastern Standard Time.

         The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Corporation. Directors and Officers of the Corporation, as well as a representative of KPMG Peat Marwick LLP, the Corporation's independent auditors, will be present to respond to any questions Shareholders may have.

         To ensure proper representation of your shares at the meeting, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible, even if you currently plan to attend the meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

                                                     Sincerely,


                                                     /s/Michael C. Gerald
                                                     --------------------
                                                     Michael C. Gerald
                                                     President and
                                                     Chief Executive Officer

                          COASTAL FINANCIAL CORPORATION
                                 2619 Oak Street
                     Myrtle Beach, South Carolina 29577-3129
                                 (803) 448-5151


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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 26, 1998
--------------------------------------------------------------------------------


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Meeting") of Coastal Financial Corporation ("Corporation") will be held at the Myrtle Beach Martinique, 7100 N. Ocean Boulevard, Myrtle Beach, South Carolina, on Monday, January 26, 1998, at 2:00 p.m., Eastern Standard Time.

         A Proxy Card and a Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

                   1.      The election of three directors of the Corporation;

                   2.      To  approve  an   amendment   to  the   Corporation's
                           Certificate of Incorporation; and

                   3. Such other matters as may properly come before the Meeting or any adjournments thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Bylaws, the Board of Directors has fixed the close of business on November 30, 1997 as the record date for the determination of the Shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

         You are requested to fill in and sign the enclosed form of Proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The Proxy will not be used if you attend the Meeting and vote in person.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/SUSAN J. COOKE
                                              -----------------
                                              SUSAN J. COOKE
                                              SECRETARY

Myrtle Beach, South Carolina
December 12, 1997

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

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                                 PROXY STATEMENT
                                       OF
                          COASTAL FINANCIAL CORPORATION
                                 2619 Oak Street
                     Myrtle Beach, South Carolina 29577-3129
                                 (803) 448-5151

--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                January 26, 1998

--------------------------------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Coastal Financial Corporation ("Coastal Financial" or the "Corporation") to be used at the Annual Meeting of Shareholders of the Corporation ("Meeting"). The Meeting will be held at the Myrtle Beach Martinique, 7100 N. Ocean Boulevard, Myrtle Beach, South Carolina, on Monday, January 26, 1998, at 2:00 p.m., Eastern Standard Time. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are being first mailed to Shareholders on or about December 12, 1997.

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                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

         Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Corporation at 2619 Oak Street, Myrtle Beach, South Carolina 29577-3129, or by filing a later proxy prior to a vote being taken on the proposals at the Meeting. A proxy will not be voted if a Shareholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of Coastal Financial will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted for the nominees for directors set forth herein and for the approval of the amendment to the Corporation's Certificate of Incorporation.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

         Shareholders of record as of the close of business on November 30, 1997, are entitled to one vote for each share of common stock ("Common Stock") of the Corporation then held. Shareholders are not permitted to cumulate their votes for the election of Directors. As of November 30, 1997, the Corporation had 4,646,534 shares of Common Stock issued and outstanding.

         The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. The three directors to be elected at the Meeting will be elected by a plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote. With regard to the election of directors, votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. Abstentations will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstentation is noted. Abstentations, therefore, on the Corporation's proposal to approve an amendment to the Corporation's Certificate of Incorporation will have the effect of a vote against such proposal. Broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be counted for determining the number of votes cast with respect to a proposal and, accordingly, will have no effect on the outcome of such proposal.

         Persons and groups who beneficially own in excess of 5% of the Corporation's Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities and Exchange Act of 1934, as amended ("1934 Act"). Based upon such reports, the following table sets forth, as of November 30, 1997, certain information as to those persons who were beneficial owners of more than 5% of the outstanding shares of Common Stock. Management knows of no persons other than those set forth below who owned more than 5% of the outstanding shares of Common Stock beneficially owned by each director of the Corporation, the "named executive officers" of the Corporation, and all executive officers and directors of the Corporation as a group.

                                               Amount and Nature           Percent of
                                                 of Beneficial            Common Stock
Beneficial Owner                                 Ownership (1)             Outstanding
----------------                                 -------------             -----------
Beneficial Owners of More Than 5%
(Excluding Directors of the Corporation)

Sea Mist Associates Corporation  (2)                 251,119                 5.40%

Named Executive Officers(3)

Michael C. Gerald, President, Chief
  Executive Officer and Director                    132,0992.85
Jimmy R. Graham, Executive Vice President             78,649                 1.70
Allen W. Griffin, Executive Vice President            28,407                 0.62
Jerry L. Rexroad, Executive Vice President
  and Chief Financial Officer                         29,780 (4)             0.64
Phillip G. Stalvey, Executive Vice President          34,481                 0.75

Directors of the Corporation
(Excluding Named Executive Officers)

G. David Bishop                                      235,428 (5)             5.05
J.T. Clemmons                                        114,174                 2.46
James H. Dusenbury                                    31,126                 0.67
Samuel A. Smart                                       27,764                 0.60
James C. Benton                                      229,180 (6)             4.94
Harold D. Clardy                                      52,983                 1.14
James P. Creel                                       253,367 (7)             5.46
Wilson B. Springs                                    138,019                 2.97

All Executive Officers and
Directors as a
Group (13 persons)                                 1,385,457  (8)           29.82%
--------------------------

 (1) Pursuant to Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of the Corporation's Common Stock if he or she has voting and/or investment power with respect to such security or has a right to acquire, through the exercise of outstanding options or otherwise, beneficial ownership at any time within 60 days from November 30, 1997. The table includes certain shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the named persons possess voting and/or investment power.
 (2) Includes 2,008 shares owned by Neil Ammons, owner.
 (3) Under SEC regulation, the term "executive officer" is defined to include the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000.
 (4) Includes 1,666 shares owned by Jerry L. Rexroad - IRA; 6,075 shares owned by Jerry L. Rexroad & Robin E. Rexroad Jt Ten; 373 shares by Robin E. Rexroad; and 1,489 shares of 401-K Plan for Jerry L. Rexroad.
 (5) Includes 51,640 shares owned by G. David Bishop; 74,793 shares for Bishop Investment Company; 107,329 shares for George Bishop Trust; and 1,666 non-incentive  stock  options  exercisable  within 90 days of November  30,
     1997.
 (6) Includes 215,986 shares owned by RCEE,Inc. of which Mr. Benton is President; 11,528 shares owned by Mr. Benton and 1,666 non-incentive stock options exercisable with 90 days of November 30, 1997.
 (7) Includes 192,629 shares owned by Creel Outdoor Advertising, Inc.; 38,265 shares owned by Creel Outdoor Advertising, Inc. Profit Sharing Plan; 294 owned by Carolyn W. Creel & James P. Creel, Jt Ten; 294 shares owned by Carolyn W. Creel & C. Alicia Creel Jt Ten; 9,741 shares owned by Carolyn W. Creel; and 3,504 shares owned by Sun Graphics, Inc., Carolyn W. Creel, President; 2,186 shares owned by Carolyn W. Creel and C. Alicia Creel and James P. Creel, Jr., Jt Ten; 4,788 shares owned by James P. Creel and 1,666 non-incentive stock options exercisable within 90 days of November 30, 1997.
 (8) Includes 189,314 shares subject to stock options exercisable within 60 days from November 30, 1997, (Mr. Gerald 91,691 shares; Mr. Graham 34,181 shares; Mr. Griffin 19,873 shares; Mr. Rexroad 19,177 shares; Mr. Stalvey 12,730 shares; Mr. Bishop 1,666 shares; Mr. Clemmons 1,666 shares; Mr. Smart 1,666 shares; Mr. Benton 1,666 shares; Mr. Clardy 1,666 shares; Mr. Creel 1,666 shares and Mr. Springs 1,666 shares.)

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                       PROPOSAL 1 - ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

         The Corporation's Board of Directors is composed of nine members. The Board of Directors of Coastal Federal Savings Bank ("Coastal Federal" or the "Bank"), the Corporation's wholly owned subsidiary, also has nine members.

         A former member of the Bank's Board of Directors, William J. Sigmon, Sr., serves as a Director Emeritus of the Bank.

         The Corporation's Certificate of Incorporation provides that directors are to be elected for terms of three years with approximately one-third elected annually. Three directors will be elected at the Meeting to serve for a three-year period. Or until their respective successors have been elected and qualified. The Nominating Committee has nominated for election as directors Harold D. Clardy, James H. Dusenbury and Michael C. Gerald, each to serve for a three-year term. All nominees are currently members of the Board.

         If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board of Directors may amend the Bylaws and reduce the size of the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

         The Board of Directors recommends a vote "FOR" all of the nominees for directors of the Corporation.

         The following table sets forth certain information regarding the nominees for election as directors and the directors who will continue in office after the Meeting. There are no family relationships among or between the directors listed below.

                                                                   Year First Elected          Year
                                        Principal                     or Nominated             Term
       Name               Age          Occupation                       Director              Expires
       ----               ---          ----------                       --------              -------
                          (1)              (2)                             (3)                  (4)
                               Board Nominees

Harold D. Clardy          70   President - Chapin Company                 1975                 2001
James H. Dusenbury        62   Attorney - Dusenbury,                      1996                 2001
                               Hendrix & Little
Michael C. Gerald         48   President and Chief Executive              1986                 2001
                               Executive Officer

                               Directors Continuing in Office

James C. Benton           65   President - C.L. Benton                    1979                 1999
                               Sons, Inc
G. David Bishop           44   Chairman of the Board - WCI                1991                 2000
                               Management Group, Inc.
J. T. Clemmons            59   Retired - Coastal Federal                  1979                 2000
James P. Creel            58   President - Creel Corporation              1990                 1999
Samuel A. Smart           68   Retired - United States                    1983                 2000
                               Department of Defense
Wilson B. Springs         69   Owner - H.B. Springs Company               1967                 1999
----------

(1)  As of September 30, 1997.
(2) The listed individuals have held these occupations or positions for at least the last five years.
(3) Includes prior service on the Board of Directors of Coastal Federal for Mr. Bishop, Mr. Clemmons, and Mr. Smart.
(4) Assuming re-election at the Meeting for Mr. Clardy, Mr. Dusenbury, and Mr. Gerald.


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                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

         The Board of Directors of the Corporation conducts its business through meetings of the Board and through its committees. During the fiscal year ended September 30, 1997, the Board of Directors of the Corporation held eleven meetings. Coastal Federal has its own Board of Directors which conducts its business through its own committees. During the fiscal year ended September 30, 1997, the Board of Directors for Coastal Federal held twenty-nine meetings. No director of the Corporation or Coastal Federal attended fewer than 75% of the total meetings of the Board and committee meetings on which such Board member served during this period for either the Corporation or Coastal Federal.

         Coastal Financial's Board of Directors presently has three standing committees: Executive, Audit, and Compensation and Benefits Committee. The following describes the duties, responsibilities and current membership of these committees.

         The Corporation's Executive Committee meets when called by management and is empowered to act for the Board of Directors between regular Board meetings. The Executive Committee met four times in 1997. Its current members are Messrs. Benton, Clardy, Clemmons (Chairman), Creel, Gerald and Springs.

         The Corporation's Audit Committee has the primary function of evaluating audit and compliance performance, handling relations with the Corporation's independent auditors and establishing policies and procedures relating to internal auditing functions and controls. Directors Dusenbury, Chairman, Clardy, Smart, Springs and Creel serve on the committee with Directors Benton and Bishop as alternates. The Corporation's Audit Committee met one time during the 1997 fiscal year and the Bank's Audit Committee met four times during the 1997 fiscal year.

         The Corporation's Compensation and Benefits Committee meets as called by management to review personnel policies and salary and benefit programs. During 1997 the Compensation and Benefits Committee had one meeting. The members of the Compensation and Benefits Committee are Messrs.
Benton, Clardy, Clemmons, Creel, Gerald and Springs.

         Article II, Section 14 of the Corporation's Bylaws provides that the Board of Directors shall act as a nominating committee for selecting the nominees for election as directors. Such section of the Bylaws also provides as follows: "No nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by Shareholders are made in writing and delivered to the Secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation."

         Article II, Section 15 further provides that any new business to be taken up at the annual meeting shall be stated in writing and filed with the Secretary of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation. Article XI of the Certificate of
Incorporation provides that notice of a Shareholder's intent to make a nomination or present new business at the meeting ("Shareholder notice") must be given not less than thirty days nor more than sixty days prior to any such meeting; provided however, that if less than thirty-one days' notice of the meeting is given to Shareholders by the Corporation, a Shareholder's notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the tenth day following the day on which notice is mailed to Shareholders. If properly made, such nominations shall be considered by Shareholders at such meeting. The Board of Directors of the Corporation held one meeting in its capacity as the nominating committee during the fiscal year ended September 30, 1997.

--------------------------------------------------------------------------------
                             DIRECTORS' COMPENSATION
--------------------------------------------------------------------------------

         Members of the Board of Directors of Coastal Federal receive a fee of $9,000 annually except for the Chairman of the Board who receives $19,000 annually. Since October 1, 1992, members of the Board of Directors of Coastal Financial have received $100 each quarter. Directors who are members of the Bank's Executive Committee, which meets on an as-needed basis, are not compensated. Non-Associate directors who are members of the Bank's Loan Committee receive $50 per committee meeting. Director's fees have remained at the same level since October 13, 1991. Total fees paid to Directors, Advisory Director and Director Emeritus of Coastal Financial Corporation and its subsidiaries during the fiscal year ended September 30, 1997 were $128,700.

         1996 Directors Performance Plan. At the 1996 Annual Meeting, the Corporation's Shareholders approved the 1996 Directors Performance Plan (the "Plan"). Beginning with the adjournment of that Meeting and at the adjournment of the annual meetings for each of the succeeding years during the term of the Plan, in which the Return on Equity of Coastal Financial for the fiscal year preceding the annual meeting as reported by Coastal Financial Corporation in its earnings release for such prior fiscal year is greater than 16.5%, an option grant will be awarded. If Return on Equity is greater than 16.5%, 17.5% or 19.0%, each Director of Coastal Financial who was also serving in such capacity as of September 30 of the preceding year will be granted an option to purchase 833, 1,666 or 2,399 shares of Coastal Financial Common Stock, respectively, subject to adjustment as provided in the Plan and provided that no Director may receive grants of options for shares of Coastal Financial Common Stock under the Plan in excess of 9,998. In computing Return on Equity, net income is adjusted for any unusual items greater than $250,000, such as changes in accounting methods. All such unusual items will be determined by the Compensation Committee.

         Coastal Financial reported for the 1997 fiscal year a return on average equity of 19.36%. Therefore, after the Annual meeting to be held on January 26, 1997, 2,399 shares will be granted to each Director.

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                             EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------
Summary Compensation Table

         The following Summary Compensation Table sets forth certain information concerning compensation to all executive officers whose total annual salary and bonus for 1997 exceeded $100,000.

                                              SUMMARY COMPENSATION TABLE (1)

                                          Annual Compensation                    Long-Term Compensation
                                ---------------------------------------  ---------------------------------
                                                                                 Awards           Payouts
                                                                         ----------------------  ---------
                                                                         Restricted  Securities     LTIP
                                                                            Stock    Underlying    Payouts     All Other
       Name and                                              Directors'    Award(s)    Options/      ($)       Compensa-
      Principal                    Salary         Bonus        Fees          ($)        SARs         (h)         tion
       Position          Year     ($)(1)(2)      ($)(3)       ($)(4)         (f)      (#)(g)                    ($)(5)
       --------          ----     ---------      ------       ------         ---      ------                    ------
  Michael C. Gerald,     1997    150,000.00    101,250.00    13,600.00        -        12,079         -          -
   President, Chief      1996    150,000.00     95,000.00    13,400.00        -          -            -       8,064.00
   Executive Officer     1995    125,000.00     30,000.00    12,900.00        -        15,625         -       1,761.00
   & Director

  Jerry L. Rexroad,      1997   125,000.00      86,750.00     4,200.00        -        10,413         -          -
   Executive Vice        1996   120,000.00      74,000.00     4,000.00        -          -            -       7,328.00
   President & Chief     1995    46,875.49      22,500.00        -            -        32,812         -       23,502.0
   Financial Officer

  Phillip G. Stalvey,    1997    95,000.00      69,350.00     2,000.00        -        10,413         -          -
   Executive Vice        1996    90,000.00      62,600.00     1,000.00        -          -            -       4,280.00
   President             1995    75,000.00      22,500.00       100.00        -         7,812         -        702.00

  Jimmy R. Graham,       1997    85,000.00      63,550.00       200.00        -        10,413         -          -
   Executive Vice        1996    80,000.00      57,200.00        -            -          -            -       4,976.00
   President             1995    76,444.00      22,500.00       100.00        -         7,812         -       1,107.00

  Allen W. Griffin,      1997    85,000.00      38,900.00        -            -        10,413         -          -
   Executive Vice        1996    80,000.00      57,200.00        -            -          -            -       4,975.00
   President             1995    75,000.00      22,500.00        -            -         7,812         -       1,054.00
--------------

(1)  All compensation, including fringe benefits, are paid by the Bank.
(2) Does not include amounts payable pursuant to an employment agreement in event of a "change in control" of the Corporation. See "Employment Agreements."
(3) Reflects bonuses awarded for the fiscal year which were paid in subsequent fiscal year.
(4) Reflects directors' fees received during the fiscal year for the Corporation and its Subsidiaries. Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.
(5) Includes employer contributions to the 401K Profit Sharing Plan & Trust of Coastal Financial Corporation, except, in 1995 for Mr. Rexroad, also includes moving and temporary living expenses of $23,087.00. Also includes amounts paid for unused vacation in accordance with the Corporation's Compensation plan to all Associates.

Option Grants

         The following table set forth the incentive stock options granted under the Stock Option and Incentive Plan to the Corporation's named Executive Officers during the fiscal year ended September 30, 1997.

--------------------------------------------------------------------------------
                              INDIVIDUAL GRANTS
--------------------------------------------------------------------------------
                                        Percentage of                                  Potential Realizable Value
                           Number of        Total                                       at Assumed Annual Rates
                          Securities       Options/                                   of Stock Price Appreciation
                          Underlying         SARs                                         For Option Term (1)
                           Options/       Granted to
                             SARs         Associates     Exercise or                  ----------------------------
                            Granted       in Fiscal      Base Price     Expiration
       Name                   (#)            Year          ($/Sh)          Date         5% ($)          10% ($)
       (a)                    (b)            (c)             (d)           (e)            (f)             (g)
       ---                    ---            ---             ---           ---            ---             ---
Michael C. Gerald           12,079           9.50%     $   15.02          2007        $114,092        $289,131

Jimmy R. Graham             10,413           8.19%         14.96          2007          97,977         248,297

Allen  W. Griffin           10,413           8.19%         14.96          2007          97,977         248,297

Jerry L. Rexroad            10,413           8.19%         14.96          2007          97,977         248,297

Phillip G. Stalvey          10,413           8.19%         14.96          2007          97,977         248,297
---------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of Coastal Financial Corporation's Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercise Table

The following table sets forth all option exercises under the Stock Option and Incentive Plan by the Corporation's named Executive Officers during the fiscal year ended September 30, 1997. Also listed are the hypothetical gains or "options spreads" that would exist for the respective options. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                                                                                           Value of
                                                                 Number of               Unexercised
                          Shares                                Unexercised              In-the-Money
                         Acquired                                Options at               Options at
                            on                Value              FY-End (#)               FY-End ($)
                         Exercise            Realized           Exercisable/             Exercisable/
        Name               (#)                 ($)             Unexercisable            Unexercisable
        ----               ---                 ---             -------------            -------------
Michael C. Gerald          1,000              22,080            89,609/24,576         1,887,308/266,910

Jimmy R. Graham           12,000             234,960            32,099/16,661           666,552/111,438

Allen W. Griffin           5,773             107,569            21,291/16,661           400,859/111,438

Jerry L. Rexroad           1,000              14,660            17,095/36,056           250,613/458,381

Phillip G. Stalvey         2,750              53,936            10,648/16,661           187,360/111,438

Pension Plan Table

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan (as discussed herein) upon retirement at age 65 to a participant electing to receive his or her retirement benefit in the standard form of benefit, assuming various specified levels of Retirement Plan compensation and various specified years of credited service.

                                            PENSION PLAN TABLE

       High - 5              10 Years            20 Years              30 Years              40 Years
       Average               Benefit              Benefit               Benefit               Benefit
     Compensation            Service              Service               Service               Service
     ------------            -------              -------               -------               -------
       $ 50,000               $ 7,500             $ 15,000             $ 22,500              $ 30,000

        100,000                15,000               30,000               45,000                60,000

        150,000                22,500               45,000               67,500                90,000

        200,000                30,000               60,000               90,000               120,000


        250,000                37,500               75,000              112,500               122,295 *



* For calendar year 1997, the maximum retirement benefit permitted under the Internal Revenue Code of 1986 ("Code"), as amended was $122,295. This amount is subject to future adjustment by the Internal Revenue Service.

       The Revenue Reconciliation Act of 1993 reduced the amount of an Associate's compensation that may be taken into account for qualified retirement plan purposes. For plan years beginning in 1994, a qualified retirement plan can only take into account $160,000 of compensation.

          The Bank maintains a noncontributory defined benefit pension plan for the benefit of all Associates who have completed at least one year of service and attained age 21. Benefits under the plan are based on length of service and salary, which is defined to include a participant's total taxable compensation as reported to the Internal Revenue Service on Form W-2. Participants are 100% percent vested in their accrued benefits after five years of service.

          At the normal retirement age under the plan, age 65, a participant would receive an annual benefit equal to 1.5% times the participant's years of credited service times the average of the participant's highest five years' salary. The normal form of benefit under the plan is a monthly annuity payable for the life of the participant with a death benefit payable at the participant's death. Optional forms of benefit include a lump sum payment and various alternative annuity payments. The plan also provides for proportionately reduced benefits in the event of a participant's early retirement prior to attaining age 65. Benefits under the plan are not subject to reduction from Social Security or other offset amounts. At September 30, 1997, Messrs. Gerald, Stalvey, Graham, Griffin and Rexroad had 22.0 years, 14.75 years, 19.50 years,
10.00 years and 1.42 service under the pension plan, respectively.

Employment Agreements

         Coastal Federal entered into an employment agreement with Mr. Gerald upon the completion of the Bank's conversion from mutual to stock form. Effective September 28, 1997, such employment agreement has an initial term of three years and provides for an annual base salary of $165,000 subject to annual adjustment by the Board of Directors. Additionally, on the anniversary of the commencement date of the agreement, the term of such agreement is extended for an additional year unless a notice is received from either the Bank or Mr. Gerald and subject to the review and approval of the Board of Directors. The agreement also provides for severance payments if employment is terminated following a change of control. These payments, which will be made promptly after any change of control, will be equal to 2.99 times the average annual compensation paid to Mr. Gerald during the five years immediately preceding the change in control.

         Coastal Federal entered into an employment agreement with Mr. Rexroad effective March 21, 1995. Effective September 28, 1997, such employment agreement has an initial term of three years and provides for an annual base salary of $140,000 subject to annual adjustment by the Board of Directors. Additionally, on the anniversary of the commencement date of the agreement, the term of such agreement is extended for an additional year unless a notice is received from either the Bank or Mr. Rexroad and subject to the review and approval of the Board of Directors. The agreement also provides for severance payments if employment is terminated following a change of control. These payments, which will be made promptly after any change of control, will be equal to 2.99 times the average annual compensation paid to Mr. Rexroad during the five years immediately preceding the change in control.

         Coastal Federal entered into an employment agreement with Mr. Stalvey effective October 21, 1997. Such employment agreement has an initial term of three years and provides for an annual base salary of $125,000 subject to annual adjustment by the Board of Directors. Additionally, on the anniversary of the commencement date of the agreement, the term of such agreement is extended for an additional year unless a notice is received from either the Bank or Mr. Stalvey and subject to the review and approval of the Board of Directors. The agreement also provides for severance payments if employment is terminated following a change of control. These payments, which will be made promptly after any change of control, will be equal to 2.99 times the average annual compensation paid to Mr. Stalvey during the five years immediately preceding the change in control.

         Coastal Federal entered into employment agreements with Messrs. Graham and Griffin effective October 1, 1992. Such employment agreements have an initial term of one year. Additionally, on the anniversary of the commencement date of the agreements, the term of such agreements is extended for an additional year unless a notice is received from either the Bank or Messrs. Graham or Griffin and subject to the review and approval of the Board of Directors. The agreement also provides for severance payments if employment is terminated following a change of control. These payments, which will be made promptly after any change of control, will be equal to 1.00 times the average annual compensation paid to Messrs. Graham or Griffin during the five years immediately preceding the change in control.

         The term "control" is defined in the agreement described above as, among other things, any time during the period of employment when a change of control is deemed to have occurred under regulations of the Office of Thrift Supervision ("OTS") or a change in the composition of more than a majority of the Board of Directors of the Corporation. Based upon the compensation levels of Messrs. Gerald, Rexroad, Stalvey, Graham and Griffin, the aggregate payment which would have been payable under the terms of the agreement had a change in control occurred on September 30, 1997 was approximately $XXXXXXX, $XXXXXXX, $XXXXXXX, $XXXXXXXX and $XXXXXXX, respectively.

         Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the 1934 Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and Performance Graph shall not be incorporated by reference into any such filings.

         Report of the Compensation and Benefits Committee. The Compensation and Benefits Committee of the Board of Directors of the Corporation is responsible for establishing, implementing and monitoring all compensation policies of the Corporation and its primary operating subsidiary, Coastal Federal. The Committee is also responsible for evaluating the performance of the Chief Executive Officer of the Corporation and recommending appropriate compensation levels. The Chief Executive Officer evaluates the performance of executive officers of the Corporation and recommends individual compensation levels to the Compensation and Benefits Committee.

         The Compensation and Benefits Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results and shareholder returns. Compensation policies must be maintained to promote: 1) the attraction and retention of highly qualified executives; 2) motivation of executives that is related to the performance of the individual and the Corporation; 3) current and long-term performance; and 4) a financial interest in the success of the Corporation similar to the interest of its shareholders.

         The Corporation's current compensation plan involves a combination of salary and bonus to reward short-term performance and grants of stock options to encourage long-term performance. The salary levels of the executive officers are designed to be competitive within the financial services industry. Compensation surveys are utilized to determine appropriate salary adjustments. A 401(k) plan, in which all executive officers and Associates of Coastal Financial participate has been designed to align their interests with those of the Shareholders of the Corporation. Matching contributions to the 401(k) plan are paid based upon the attainment of established levels of Return on Average Shareholders' Equity ("Return on Equity"). The Corporation's Executive Bonus Plan provides for the payment of a bonus on a graduated scale if the Corporation's consolidated Return on Average Equity equals or exceeds 15.0%. excluding any unusual items as determined by the Corporation's Board of Directors. The Corporation's Return on Equity in fiscal 1997 was 19.36%. This compares to a Return on Equity in fiscal 1996 of 17.6%, excluding the after tax charge of $1.0 million for the recapitalization of the SAIF insurance fund. The Executive Bonus Plan escalates upon the attainment of higher levels of Return on Equity. Stock options are the Corporation's primary long-term compensation program designed to reward executive performance consistent with performance that benefits Shareholders. Awards of stock options are intended to provide executives with increased motivation and incentive to exert their best efforts on behalf of the Corporation by enlarging their personal stake in its success through the opportunity to increase their stock ownership in the Corporation. Options issued to executives are at a price equal to the closing price of the Corporation's stock on the date of grant in order to ensure that any value derived from the grant is realized by Shareholders generally. The amount of options granted to an Executive Officer is based upon the Corporation's performance, the officer's performance and relative responsibilities within the Corporation.
Options generally vest over a period of five years.

         During the fiscal year ended September 30, 1997, the base compensation of Michael C. Gerald, President and Chief Executive Officer of the Corporation was $150,000. For fiscal 1998 Mr. Gerald's compensation was increased to $165,000. At Mr. Gerald's request he did not receive an increase in fiscal 1996. During fiscal 1997, the Corporation's earnings increased 23%.

         Based upon the factors discussed above, the Compensation and Benefits Committee continues to believe that Mr. Gerald's compensation package as Chief Executive Officer and President of the Corporation appropriately reflects the Company's short term and long term performance goals.

The Compensation and    James C. Benton      J. T. Clemmons    Wilson B. Springs
Benefits Committee      Harold D. Clardy     James P. Creel

         Compensation Committee Interlocks and Insider Participation. There are no interlocks or insider participation with respect to the Compensation and Benefits Committee of the Board of Directors of the Corporation.

         Performance Graph. The following graph compares the Corporation's cumulative Shareholder return on its Common Stock with the return on the National Association of Securities Dealers Automated Quotation ("NASDAQ") Composite Index and a peer group, the NASDAQ's Bank Index. Total return assumes the reinvestment of all dividends.



                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]



                           9/30/92  9/30/93  9/30/94  9/30/95  9/30/96  9/30/97

Corporation                 100.00   251.17   314.59   315.90   496.15   798.46
NASDAQ Bank Index           100.00   134.98   141.99   179.04   228.47   380.58
NASDAQ Composite Index      100.00   130.98   132.05   182.40   216.45   297.07



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                          TRANSACTIONS WITH MANAGEMENT
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         The loans shown in the following table were made in the ordinary course of business and were made on substantially the same terms, except for the waiver of fees, as those of comparable transactions and do not involve more than the normal risk of collectibility or contain other unfavorable features.

         At September 30, 1997, Coastal Federal had $ 1.1 million outstanding in loans to executive officers and directors, or approximately 4% of Shareholders' equity.

         Director James H. Dusenbury is a partner in the law firm of Dusenbury, Hendrix & Little located in Myrtle Beach, South Carolina. Mr. Dusenbury serves as the Bank's General Counsel. During the year ended September 30, 1997, Dusenbury, Hendrix & Little received approximately $13,215 for legal services rendered to the Bank.

         Set forth below is certain information relating to loans made to executive officers and directors of the Bank and their Associates whose total aggregate loan balances exceeded $60,000 at any time during the fiscal year ended September 30, 1997.

                                                                                            Highest
                                                                                            Balance
                                                                                          Outstanding
                                                                            Initial          During         Current   Outstanding
   Name and                                Date              Opening     Interest Rate       Fiscal        Interest     Balance
   Position           Type of Loan      Originated           Balance        Charged           1997            Rate     at 9/30/97
   --------           ------------      ----------           -------        -------           ----            ----     ----------
James P. Creel        Mortgage             8-25-71         $    60,000        8.00%        $ 21,968.98        8.00%    $         0
   Director           Mortgage             8-30-93             170,000        7.25          149,570.58        7.25      140,839.86
                      Equity Line          9-08-89              75,000       10.34          121,345.48       10.08               0
                      Line of Credit      10-30-92               limit       18.00            1,367.41       18.00               0
                                                                 1,500
Allen Griffin         Line of Credit      12-04-87           limit 100       18.00                   0       18.00               0
   Executive Vice     Line of Credit       6-24-88           limit 500       18.00              462.85       18.00          506.22
   President          Mortgage             3-03-92              63,900        8.00           59,033.35        8.00       58,095.56
                      Line of Credit       9-08-95         limit 1,000       18.00            1,004.64       18.00        1,004.64

James H. Dusenbury    Commercial          11-03-89             998,955       10.60          828,623.23        8.92      793,151.46
   Advisory Director  (real estate)
                      Consumer             8-31-94              75,000        6.50           74,743.30        8.75               0
                                          10-01-96              74,743        9.25           74,743.30        9.25       59,730.48

Wilson B. Springs     Mortgage             6-28-78              26,567        9.00            9,140.34        9.00        4,271.20
   Director           Equity Line          9-21-90              98,127       10.34          100,565.22       10.08       44,277.84
                      Line of Credit       2-03-94         limit 1,500       18.00                   0       18.00               0


G. David Bishop       Mortgage             2-23-93             350,000        8.25          125,771.64        8.25       94,226.70
   Director           Line of Credit      10-16-95         limit 1,500       12.15                   0       12.15               0


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  PROPOSAL 2 - RATIFICATION OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
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         The Board has unanimously approved and proposed for Stockholder approval an amendment to the Corporation's Certificate of Incorporation to increase the Corporation's authorized Common Stock from 6,000,000 to 16,000,000 shares. The Corporation's Certificate of Incorporation currently authorizes the issuance of 5,000,000 shares of Common stock and 1,000,000 shares of preferred stock. As of November 30, 1997, 4,646,534 shares of the Corporation's Common Stock were issued and outstanding. If the proposed change in authorized capital is approved by stockholders, the Corporation will have 5,353,466 shares of unissued and unreserved shares of Common Stock available for issuance in the future.

         The Board of Directors believes that this proposed amendment is in the best interests of the Corporation and its Stockholders. The proposed increase in the number of authorized shares would give the Board the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, financing and employee benefits and for general corporate purposes without the expense and delay incidental to obtaining stockholder approval of an amendment to the Certificate of Incorporation increasing the number of authorized shares at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Corporation's securities may then be listed.

         Although the Board of Directors has no present intention of issuing additional shares for such purposes, the proposed increase in the number of authorized shares of Common Stock may enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Corporation. Such additional shares could be issued by the Board in a public or private sale, merger or similar transaction, increasing the number of outstanding shares and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Corporation. The amendment to the Certificate of Incorporation is not being proposed in response to any known effort to acquire control of the Corporation.

         If the amendment of the Certificate of Incorporation is approved, the first sentence of Article VI of the Corporation's Certificate of Incorporation would read as follows:

                           "The  aggregate  number of shares of all  classes  of
                  capital stock which the Corporation has authority to issue is 16,000,000 of which 15,000,000 are to be shares of common stock, $.01 par value per share."

                  The  remaining  text  of  Article  VI  of  the   Corporation's
                  Certificate of Incorporation would remain unchanged.

         The amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of a majority of the votes cast by all stockholders entitled to vote at the Meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CORPORATION'S CERTIFICATE OF INCORPORATION.

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                                  OTHER MATTERS
--------------------------------------------------------------------------------

         The Board of Directors of the Corporation is not aware of any business to come before the Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

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                              FINANCIAL STATEMENTS
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         The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, directors, officers and Associates of the Corporation may solicit proxies personally or by telephone without additional compensation.

         The Corporation's 1997 Annual Report to Shareholders, including consolidated financial statements, has been mailed to all Shareholders of record as of the close of business on November 30, 1997. Any Shareholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Corporation. Such Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

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                             SHAREHOLDERS PROPOSALS
--------------------------------------------------------------------------------

         In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Shareholders, any Shareholder proposal to take action at such meeting must be received at the Corporation's main office at 2619 Oak Street, Myrtle Beach, South Carolina, no later than August 25, 1998. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the 1934 Act, as amended.


                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/Susan J. Cooke
                                             -----------------
                                             SUSAN J. COOKE
                                             SECRETARY

Myrtle Beach, South Carolina
December 12, 1997


--------------------------------------------------------------------------------
                                    FORM 10-K

A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO SUSAN J. COOKE, SECRETARY, COASTAL FINANCIAL CORPORATION, 2619 OAK STREET, MYRTLE BEACH, SOUTH CAROLINA 29577-3129.
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